EXHIBIT 99.3

[KPMG LLP Letterhead]

Independent Accountants’ Report

The Board of Directors
The Bank of New York Mellon:

We have examined the accompanying management’s assertion that The Bank of New York Mellon (formerly The Bank of New York) (the Company) complied with the PPLUS Minimum Servicing Standards for the PreferredPLUS Trust Series VER-1 transaction as of and for the year ended December 31, 2013. With respect to servicing standard 4, 5 and 7, management’s assertion indicates that there were no activities performed during the year ended December 31, 2013 with respect to the PreferredPLUS Trust Series VER-1 transaction, because there were no occurrences of events that would require the Company to perform such activities. Management is responsible for the Company’s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the PPLUS Minimum Servicing Standards specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the PPLUS Minimum Servicing Standards.

In our opinion, management’s assertion that the Company complied with the aforementioned PPLUS Minimum Servicing Standards for the PreferredPLUS Trust Series VER-1 transaction as of and for the year ended December 31, 2013 is fairly stated, in all material respects.

/s/ KPMG LLP

Chicago, Illinois
January 28, 2014

MANAGEMENT ASSERTION

The Bank of New York Mellon (formerly The Bank of New York) (the “Company”) is responsible for complying with the requirements of the PPLUS Minimum Servicing Standards as they relate to the PreferredPLUS Trust Series VER-1 transaction. With respect to servicing standard 4, 5 and 7, there were no activities performed during the year ended December 31, 2013 with respect to the PreferredPLUS Trust Series VER-1 transaction, because there were no occurrences of events that would require the Company to perform such activities. The Company is responsible for establishing and maintaining effective internal control over compliance with the PPLUS Minimum Servicing Standards. The Company has performed an evaluation of its compliance with the requirements of the PPLUS Minimum Servicing Standards as it relates to PreferredPLUS Trust Series VER-1 as of and for the year ended December 31, 2013. Based on this evaluation, the Company asserts that for the year ended December 31, 2013, it has complied with the requirements of the PPLUS Minimum Servicing Standards (attached).

/s/ Richard P. Stanley
The Bank of New York Mellon
Richard P. Stanley
Executive Vice President

January 28, 2014

Appendix I

PPLUS Minimum Servicing Standards intended for use

in connection with the Annual Accountants Report ("AAR")

Below is Merrill Lynch Depositor, Inc.'s ("the Depositor"), Merrill Lynch Structured Credit Derivatives ("SCD") and the Merrill Lynch Credit Derivatives Operations Group ("OG") (collectively Merrill Lynch) minimum servicing standards for the PreferredPlus Program ("PPlus").

The Bank of New York Mellon ("the Bank" or “the Trustee”) acting as Trustee, Custodian, Paying Agent, and Transfer Agent on behalf of the PPlus Program has agreed to comply with all of the following minimum servicing standards. Merrill Lynch has obtained a certification from the Bank that it has complied with these criteria for the period January 1, 2013 to December 31, 2013.

MINIMUM Servicing STANDARD		Applicable Servicing STANDARD
Reference	Criteria	Performed by the Depositor	Performed by Bank/Trustee
CUSTODIAL BANK ACCOUNT RECONCILIATIONS
1	The Bank must reconcile all related custodial bank accounts.		X
	The Bank will include the Distribution report as Exhibit 99.1 in the Form 8-Ks filed with the SEC.		X
VERIFICATION OF INCOMING TRUST COLLATERAL INTEREST PAYMENTS
2	The Bank must have a tickler system in place so that they will be expecting and monitoring the custodial bank account for receipt of the collateral coupon interest. Each of the tickler systems shall be updated on an on-going basis as each new trust series is created.		X
	The Bank will ensure all interest payments are deposited into the custodial bank accounts and related bank clearing accounts on the day the Bank is in receipt of the funds.		X
	The Bank must prove the arithmetic accuracy of the amount of interest received by the Trust from the underlying securities and ensure that the face amount, description, coupon rate, and maturity date of the securities held in the Trust agree to the PPM Supplement dated Date XX, 20XX		X

1

MINIMUM Servicing STANDARD		Applicable Servicing STANDARD
Reference	Criteria	Performed by the Depositor	Performed by Bank/Trustee
TRUST DISBURSEMENTS
3	The Bank must prove the arithmetic accuracy of the amount of interest to be paid by the Trust to the Debt Unit holders by referring to the PPM Supplement dated Date XX, 20XX.		X
	The Bank will make all disbursements via wire transfer to The Depository Trust Company ("DTC") on the scheduled trust distribution date as soon as the amount of interest received from the underlying collateral into the custodial bank account has been received and verified for accuracy.		X
PARTIAL REDEMPTIONS
4	If there is a partial redemption of the trust certificates the Bank and the Depositor must ensure that the redemption proceeds received by the Trust and distributed by the Bank are in accordance with the series supplement.	X	X
DEFAULTS
5	If the Bank has actual knowledge of an event of default on the underlying securities that did not cause the Trust to liquidate, the Bank must distribute a formal notice of default to the Depositor, the certificateholders, the rating agencies and SCD/OG.		X
	If the Bank has actual knowledge of an event of default on the underlying securities that did not cause the Trust to liquidate, the procedures for a vote or consent of the certificateholders as set forth in the Standard Terms and series Supplement must be complied with.		X
CALL WARRANT EXERCISES AND OPTIONAL EXCHANGES
6	If there is an exercise of call warrants or an optional exchange of trust certificates for underlying securities that did not cause the Trust to liquidate, the Bank must give the Depositor and the affected certificateholders notice of any exercise of call warrants or optional exchange. Such notice must contain the amount of certificates to be purchased, the call price, and any other relevant information.		X

2

MINIMUM Servicing STANDARD		Applicable Servicing STANDARD
Reference	Criteria	Performed by the Depositor	Performed by Bank/Trustee
	If there is an exercise of call warrants or an optional exchange of trust certificates for underlying securities that did not cause the trust to liquidate, the Bank must notify the rating agencies of the call exercise or optional exchange.		X
	If there is an exercise of call warrants or an optional exchange of trust certificates for underlying securities that did not cause the trust to liquidate, the Bank must give notice of exercise or optional exchange to the Depositor and certificate registrar of any certificates that were called.		X
COMMUNICATIONS WITH CERTIFICATEHOLDERS
7

If there was any occasion for the exercise of voting rights or giving consents by the certificateholders, the Bank must provide notice to the certificateholders within 5 business days of the Trust's receipt of notice of the occasion and the Bank must vote or give consents as directed by certificateholders.

X
3